UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Stewart Information Services Corporation
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(Name of person(s) filing proxy statement, if other than the registrant)

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STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its annual meeting of stockholders on May 3, 2013, at 8:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, for the following purposes:

(1)	To elect Stewart Information Services Corporation’s directors;

(2)	To approve an advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers;

(3)	To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	FOR the five nominees for director to be elected by the common stockholders,

•	FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and

•	FOR the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013.

The holders of record of Stewart’s common stock and Class B common stock at the close of business on March 1, 2013 will be entitled to vote at the meeting.

By Order of the Board of Directors,

J. Allen Berryman

Secretary

March 28, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS’ MEETING TO BE HELD MAY 3, 2013

Our proxy statement for the 2013 Annual Meeting and our Annual Report on Form 10-K

for the fiscal year ended December 31, 2012 are available at www.stewart.com/2013-annual-meeting.

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

(713) 625-8100

PROXY STATEMENT FOR THE ANNUAL

MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for the annual meeting of stockholders we are holding Friday, May 3, 2013, at 8:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, or for any adjournment of that meeting. For directions to the annual meeting, please contact Ted C. Jones in Investor Relations at (713) 625-8014.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted (i) for the board of directors’ nominees listed therein, (ii) for the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and (iii) for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013. If after sending in your proxy you wish to vote in person or change your proxy instructions, you may before your proxy is voted deliver (i) a written notice revoking your proxy or (ii) a timely, later-dated proxy. Such notice or later-dated proxy shall be delivered either (i) in care of our Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, or (ii) in person at the meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:59 p.m., EDT, two days prior to the meeting. We are mailing this proxy statement on or about March 28, 2013, to stockholders of record at the close of business on March 1, 2013.

At the close of business on March 1, 2013, 20,045,307 shares of our common stock (“Common Stock”) and 1,050,012 shares of our Class B common stock (“Class B Stock”) were outstanding and entitled to vote, and only the holders of record on such date may vote at the meeting. We will count the shares held by each stockholder who is present in person or represented by proxy at the meeting to determine the presence of a quorum at the meeting. As long as 600,000 or more shares of Class B Stock are outstanding, the Common Stock and Class B Stock will be voted as separate classes at each election of directors. Holders of our Class B Stock, whom we refer to as our Class B Stockholders, may convert their shares of Class B Stock into shares of our Common Stock on a one-for-one basis at any time.

The holders of our Common Stock, whom we refer to as our Common Stockholders, voting as a class, are entitled to elect five of our nine directors. Each Common Stockholder is entitled either to cast one vote per share for each of those five directors, or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees for director. The enclosed form of proxy allows you to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. If you withhold authority to vote for four or fewer of the nominees, and if there are nominees other than those nominated by the board of directors for the director positions to be elected by the Common Stockholders as listed in this proxy statement, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for whom you did not withhold authority to vote. If there are no nominees other than those nominated by the board of directors for the five positions to be elected by the Common Stockholders, the persons named in the enclosed proxy intend to allocate the votes represented by the proxy evenly among the nominees chosen by the board of directors as listed in this proxy statement. If there are any additional nominees for such positions, the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the nominees chosen by the board of directors. If it is not possible to elect each of the five nominees chosen by the board of directors, the persons named in the enclosed proxy will have discretion as to how they allocate the votes among the Company nominees chosen by the board of directors.

Unless there are director nominees other than those nominated by the board of directors, withholding of authority to vote in the enclosed proxy will not affect the election of those directors for whom you withhold authority to vote because our Amended and Restated By-Laws provide that directors are elected by a plurality of the shares voted in person or by proxy. For the purpose of electing directors, broker non-votes are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

Our Class B Stockholders, voting as a class, are entitled to elect the remaining four of our nine directors. Each Class B Stockholder has the right to vote, in person or by proxy, the number of shares it owns for those four directors for whose election it has a right to vote.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the approval of the advisory resolution regarding the compensation of our named executive officers. Approval of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the ratification of the appointment of KPMG LLP as our independent auditors for 2013. The ratification of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Under New York Stock Exchange (“NYSE”) rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of this proposal.

Except as otherwise specifically noted, the “Company,” “SISCO,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2013 with respect to persons we believe to be the beneficial owners of more than 5% of either class of our voting shares:

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Matthew W. Morris	Class B Common Stock	250,000		23.8
1980 Post Oak Boulevard
Houston, Texas 77056
Morris Children Heritage Trust	Class B Common Stock	246,852	(1)	23.5
1980 Post Oak Boulevard
Houston, Texas 77056
Stewart Security Capital LP.	Class B Common Stock	495,006	(2)	47.1
1980 Post Oak Boulevard
Houston, Texas 77056
Dimensional Fund Advisors LP	Common Stock	1,553,337	(3)	7.7
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
BlackRock Inc.	Common Stock	1,459,396	(4)	7.3
40 East 52nd Street
New York, New York 10022
Whitebox Advisors, LLC	Common Stock	1,378,180	(5)	6.8
3033 Excelsior Boulevard
Minneapolis, Minnesota 55416
Manulife Financial Corporation	Common Stock	1,289,248	(6)	6.4
200 Bloor Street East
Toronto, Ontario, Canada M4W 1E5
Manulife Asset Management (US) LLC	Common Stock	1,283,556	(7)	6.4
101 Huntington Avenue
Boston, MA 02199
The Vanguard Group	Common Stock	1,117,054	(8)	5.6
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Charles F. Howard is the trustee of the Morris Children Heritage Trust (the “MCH Trust”), established effective December 27, 2012, by Malcolm S. Morris. Both Malcolm S. Morris and Charles F. Howard disclaim beneficial ownership of any securities held by MCH Trust. See additional discussion in the paragraph immediately following the footnotes to this table.
(2)	The 2012 Stewart Morris Jr. Family Trust (the “2012 SMJ Trust”) is the general partner of Stewart Security Capital LP (“SSCLP”). The 2012 SMJ Trust was established effective December 27, 2012 by Stewart Morris Jr. Stewart Morris Sr. is the sole trustee of the 2012 SMJ Trust. Both Stewart Morris Sr. and Stewart Morris Jr. disclaim beneficial ownership of any securities held by SSCLP. See additional discussion in the paragraph immediately following the footnotes to this table.
(3)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,529,438 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 11, 2013. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and disclaims beneficial ownership of all securities reported in this schedule.
(4)	BlackRock Inc. reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G/A filed February 7, 2013.

(5)	Whitebox Advisors, LLC, an investment adviser, reported shared voting and dispositive powers with respect to all of such shares in its report on Schedule 13G filed February 13, 2013, which it filed with Whitebox Advisors, LLC, Whitebox Multi-Strategy Advisors, LLC, Whitebox Multi-Strategy Partners, L.P., Whitebox Multi-Strategy Fund, L.P., Whitebox Multi-Strategy Fund, Ltd., Whitebox Concentrated Convertible Arbitrage Advisors, LLC, Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Concentrated Convertible Arbitrage Fund, L.P., Whitebox Concentrated Convertible Arbitrage Fund, Ltd., Whitebox Long Short Equity Fund, L.P., and HFR RVA Combined Master Trust. These securities include 104,810 shares of the Company’s Common Stock, and 1,273,370 shares of the Company’s Common Stock underlying the Company’s 6.00% Convertible Senior Notes due 2014 held by certain affiliates of Whitebox Advisors, LLC. Whitebox Advisors, LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(6)	Manulife Asset Management (North America), a wholly owned subsidiary of Manulife Financial Corporation, reported sole voting and dispositive power with respect to 5,692 shares in its report on Schedule 13G filed on February 13, 2013. Manulife Asset Management (US) LLC, a wholly owned subsidiary of Manulife Financial Corporation, reported sole voting and dispositive power with respect to 1,283,556 shares in its report on Schedule 13G filed on February 13, 2013. Accordingly, Manulife Financial Corporation, by virtue of its ownership of Manulife Asset Management (North America) and Manulife Asset Management (US) LLC, may be deemed to have beneficial ownership of 1,289,248 shares.
(7)	Manulife Asset Management (US) LLC reported sole voting and dispositive power with respect to 1,283,556 shares in its report on schedule 13G filed on February 13, 2013. For additional information see footnote (6) above.
(8)	The Vanguard Group reported sole voting power with respect to 24,482 of such shares, sole dispositive power with respect to 1,094,072 shares and shared dispositive power with respect to 22,982 shares in its report on Schedule 13G filed February 11, 2013.

Our Class B Stockholders are parties to certain agreements requiring, among other things, that the Class B Stockholders maintain a certain balance in their percentage ownership of the shares of Class B Stock. Such agreements also provide for rights of first refusal among the holders with respect to Class B Stock in the event of the death of a holder of Class B Stock, the voluntary or involuntary disposition of Class B Stock and upon certain other specified conditions. In 2012, by agreement among the holders, Malcolm S. Morris transferred 246,852 shares of Class B Stock to MCH Trust, and Stewart Morris, Jr. transferred 495,006 shares of Class B stock to SSCLP. The transfer of shares from Malcolm S. Morris to the MCH Trust and from Stewart Morris, Jr. to SSCLP received the consent of Malcolm S. Morris, Stewart Morris, Jr., and Matthew Morris under pre-existing disclosed agreements expiring March 1, 2020, that prohibit conversion of the Class B shares to Common stock. All holders of Class B Stock have agreed that all such Class B Stock shall remain subject to all the terms of the existing agreements. Malcolm S. Morris, MCH Trust, and Matthew W. Morris collectively own 50% of the Class B Stock, and Stewart Morris, Jr. and SSCLP collectively own 50% of the Class B Stock.

The following table sets forth information as of March 1, 2013 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our executive officers, directors and nominees for director as a group:

Name	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Matthew W. Morris	Common Stock	64,120(2)	*
	Class B Common Stock	250,000	23.8
J. Allen Berryman	Common Stock	33,671(3)	*
Glenn H. Clements	Common Stock	30,126(4)	*
Steven M. Lessack	Common Stock	10,522(5)	*
Jason R. Nadeau	Common Stock	19,087(6)	*
Catherine A. Allen	Common Stock	14,852	*
Thomas G. Apel	Common Stock	18,970	*
Robert L. Clarke	Common Stock	36,029	*
Paul W. Hobby	Common Stock	21,567	*
Dr. E. Douglas Hodo	Common Stock	24,977	*
Malcolm S. Morris.	Common Stock	114,188(7)	*
	Class B Common Stock	28,154	2.7
Stewart Morris, Jr.	Common Stock	107,320(8)	*
	Class B Common Stock	30,000	2.9
Laurie C. Moore	Common Stock	20,842	*
Dr. W. Arthur Porter	Common Stock	23,248	*
All executive officers, directors and nominees for director as a group (16 persons)	Common Stock	567,262	2.8
	Class B Common Stock	308,154	29.3

*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.
(2)	Includes 1,600 shares subject to stock options, 35,894 shares of restricted stock, and 479 shares owned through the Company’s 401(k) plan.
(3)	Includes 17,820 shares of restricted stock and 11 shares owned through the Company’s 401(k) plan.
(4)	Includes 6,000 shares subject to stock options, and 15,218 shares of restricted stock.
(5)	Includes 10,512 shares of restricted stock.
(6)	Includes 18,077 shares of restricted stock.
(7)	Includes 14,000 shares of restricted stock.
(8)	Includes 14,000 shares of restricted stock.

The mailing address of each director and executive officer shown in the table above is c/o Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to our Common Stock or our Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during 2012, except as follows: Matthew Morris failed to timely three reports covering four transactions, Allen Berryman failed to timely file two reports covering two transactions, Malcolm S. Morris failed to timely file two reports covering two transactions, Stewart Morris, Jr. failed to timely file two reports covering two transactions, Michael Skalka failed to timely file one report covering one transaction, Jason R. Nadeau failed to timely file two reports covering two transactions, George L. Houghton failed to timely file two reports covering two transactions, and Glenn H. Clements failed to timely file two reports covering two transactions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our annual meeting, our stockholders will elect nine directors, constituting the entire board of directors. Our Common Stockholders are entitled to elect five directors, and our Class B Stockholders are entitled to elect four directors. The Chairman of the board of directors is elected by the board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate the person to serve as Chairman of the board of directors.

Common Stockholders’ Nominees

The following persons have been nominated by the board of directors to be elected as directors by our Common Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, your proxy will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since
Dr. E. Douglas Hodo, 78, Chairman of the Board of Directors	1988
Catherine A. Allen, 66, Director	2009
Robert L. Clarke, 70, Director	2004
Laurie C. Moore, dba Laurie Moore-Moore, 67, Director	2004
Dr. W. Arthur Porter, 71, Director	1993

Each of the five nominees for election by our Common Stockholders was elected by the Common Stockholders at our 2012 annual meeting of stockholders.

Dr. Hodo serves as Chairman of the board of directors. Dr. Hodo served as President of Houston Baptist University for more than 19 years and became President Emeritus of the University in 2006. Dr. Hodo served on the board of directors of U.S. Global Investors, a public mutual fund, from 1981 to 2006, including holding the positions of Chair of the Audit Committee from 1991 to 2004 and Chairman of the board of directors from 1999 to 2004. He served on the board of directors of Southern National Bank of Sugar Land, Texas, from 1995 to 2000, and was a member of its Audit Committee during that tenure. Dr. Hodo also served on the board of directors of Security Bank of Amory, Mississippi, from 1994 to 2003 and on their Audit and Long-Range Planning Committees.

Ms. Allen serves as Chair of the Technology Advisory Committee. Ms. Allen is currently serving as Chairman and Chief Executive Officer of The Santa Fe Group, a strategic consulting company that serves the financial sector in the areas of payments, fraud, information security and regulatory reform. Until 2007, Ms. Allen served as founding Chief Executive Officer of BITS, a consortium of the 100 largest financial services companies in the United States, which led the industry in developing best practices and strategies for the industry in fraud prevention, cybersecurity, business continuity, anti-terrorism, payments and e-commerce. Ms. Allen is a director of El Paso Electric Company, serving on its Compensation, External Affairs and Energy and Natural Resources Committees. Ms. Allen is also a director at Synovus Financial Corporation, serving on its Risk and Nomination and Governance Committees. In addition, she is on the advisory board of Houlihan Lokey and a number of nonprofit boards.

Mr. Clarke serves as Chair of the Audit Committee. Mr. Clarke has been a partner of the law firm Bracewell & Giuliani LLP for more than the past five years. Mr. Clarke also serves as a director and member of the Audit Committee of the boards of Eagle Materials Inc., a NYSE-listed manufacturer of building materials, and as a director of Mutual of Omaha Insurance Company. He served as U.S. Comptroller of the Currency from December 1985 through February 1992.

Ms. Moore serves as Chair of the Compensation Committee. Ms. Moore is the founding Chief Executive Officer of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market (the “Institute”). For the 12 years prior to founding the Institute in 2003, Ms. Moore was Managing Partner of Real Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands. She has been an industry speaker for more than 25 years. She is a National Association of Corporate Directors Board Fellow.

Dr. Porter serves as Chair of the Nominating and Corporate Governance Committee. Dr. Porter is a Professor Emeritus of the University of Oklahoma, and recently served as Associate Dean, College of Natural Science, at The University of Texas at Austin, Research Professor, Acting Director and Department Chair of the University of Texas Marine Science Institute from 2011 to 2012. Prior to his retirement from the University of Oklahoma, he served as University Professor and Regents Chair of Engineering at that university. From 1998 to 2006 he served as University Vice President for Technology Development and also served as Dean of the College of Engineering from 1998 to 2005. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Class B Common Stockholders’ Nominees

The following persons have been nominated as directors to be elected by our Class B Stockholders. The persons named in the Class B Stockholders’ proxies intend to vote the proxies for the election of the nominees named below, unless otherwise specified. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, proxies will be voted for another nominee, or other nominees, selected by the Class B Stockholders.

Nominee, Age and Position with Stewart	Director Since
Thomas G. Apel, 52, Director	2009
Paul W. Hobby, 52, Director	1989
Malcolm S. Morris, 66, Director and Vice Chairman	2000
Stewart Morris, Jr., 64, Director and Vice Chairman	2000

Each of these nominees was elected as director by our Class B Stockholders at our 2012 annual meeting of stockholders.

Mr. Apel currently serves as Chief Executive Officer of VLN, Inc. a non-conforming mortgage lending operation located in Edmond, Oklahoma. He is also a research affiliate with the Massachusetts Institute of Technology currently focused on business model taxonomy and IT portfolio strategies. From 2006 until January 1, 2013, he was President of Intrepid Ideas Inc., a product development, technology evaluation and business strategy consulting firm for financial services and real estate finance companies. Prior to 2006, he served as President and Chief Executive Officer of Centex Title and Ancillary Services, and was responsible for management, strategy development and implementation of a highly profitable business unit containing national title, escrow, title insurance and property and casualty insurance operations. His background also includes extensive experience in mortgage lending and related real estate lending operations.

Mr. Hobby is founding Chairman of Genesis Park, L.P., a Houston-based private equity business specializing in energy technology and communications investments. He served from 2004 through 2011 as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and, from 2002 to 2006, as Chairman of CapRock Services, Inc., the largest provider of satellite services to the global energy business. Mr. Hobby previously served on the boards of several publicly traded companies and currently serves on the board of NRG Energy, Inc. Mr. Hobby is Chairman of the Houston Branch of the Federal Reserve Bank of Dallas, Chairman-elect of the Greater Houston Partnership, and a member of the Texas Ethics Commission.

Malcolm S. Morris has served as a Vice Chairman of the Company since November 2011, Chairman of the board of directors and Co-Chief Executive Officer from 2000 until November 2011, and Senior Executive Vice President—Assistant Chairman for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as Chairman of the board of Stewart Title Guaranty Company.

Stewart Morris, Jr. has served as a Vice Chairman of the Company since November 2011 and, prior to that, as President and Co-Chief Executive Officer from 2000 until November 2011. Stewart Morris, Jr. has also served as President and Chief Executive Officer of Stewart Title Company and Chairman or Senior Chairman of the board of Stewart Title Guaranty Company since 1991.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

CORPORATE GOVERNANCE

Board of Directors

We are managed by a board of directors comprised of nine members, five of whom are elected by our Common Stockholders and four of whom are elected by our Class B Stockholders. A majority of the members of the board of directors are “independent” within the meaning of the listing standards of the NYSE. These directors are: E. Douglas Hodo, Chairman of the board of directors, Catherine A. Allen, Thomas G. Apel, Robert L. Clarke, Laurie C. Moore and W. Arthur Porter. The board of directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the board of directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.

The Chairman of the board of directors is elected by the board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate the person to serve as Chairman of the board of directors. As discussed below, Dr. Hodo also presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled board meeting.

All of our directors shall be elected at the annual meeting of stockholders and hold office until the next annual election or until his or her successor shall be elected and shall be qualified, or until his or her death or the effective date of his or her resignation or removal for cause. The act of six of the directors shall be the act of the board of directors except as may be otherwise specifically provided by statute, by the Certificate of Incorporation, or by the Company’s Amended and Restated By-Laws.

During 2012, the board of directors held five regular meetings, two special meetings, one retreat, and executed three consents in lieu of meetings. Each director attended each of such meetings, except that at two of such regular meetings only eight of the nine directors were in attendance. The board of directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Technology Advisory Committee. See “Committees of the Board of Directors” below.

The board of directors has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance and Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which is available on our website at www.stewart.com/investor-relations/corporate-governance and in print to any stockholder who requests it. We intend to disclose any amendment to or waiver under our Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee require an annual self-evaluation of the performance of the board of directors and of such committees, including the adequacy of such guidelines and charters. The charters of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee are available on our website at www.stewart.com/investor-relations/corporate-governance and in print to any stockholder who requests them. Our Guidelines on Corporate Governance strongly encourages attendance in person by our directors at our annual meetings of stockholders. All of our directors attended our 2012 annual meeting of stockholders.

Director Qualifications

Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with other members of the board of directors and our management team. Each director nominee brings a unique background and set of skills to the board, giving the board of directors, as a whole, competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, accounting, finance, government and international business. The following is a discussion of the particular experience, qualifications, attributes and skills of each of our director nominees that are considered important by the board of directors.

Catherine A. Allen. Ms. Allen has extensive knowledge and experience in technology, financial services and public policy, as well as significant corporate management experience. Her company, The Santa Fe Group, and former employer, BITS, are responsible for developing industry best practices in risk management. She also has experience in establishing best practices and standards for information security and fraud prevention, and has extensive experience and contacts in the regulatory environment at a federal and New Mexico state level.

Thomas G. Apel. Mr. Apel has significant knowledge of and experience in both the mortgage and title industries. Mr. Apel also has extensive experience in technology and start-up businesses.

Robert L. Clarke. Mr. Clarke has extensive experience in business, government, banking, and legal and regulatory matters.

Paul W. Hobby. Mr. Hobby has extensive experience in private equity and mergers and acquisitions, as well as significant experience in public affairs.

Dr. E. Douglas Hodo. Dr. Hodo has extensive experience in administration and finance matters. He has a Ph.D. in economics and finance with over 30 years’ experience in financial risk assessment and analysis as both a consultant and professor.

Laurie C. Moore. Ms. Moore has a broad understanding of the real estate business developed during a more than 35-year career in the industry. She brings to the board strategic marketing skills, honed as an industry researcher and consultant to top management, and has experience as a founder and top executive of three successful businesses serving the residential brokerage industry. As Executive Director of two residential brokerage Chief Executive Officer groups, she gained functional financial experience, including more than 10 years supervising and coordinating preparation of combined financial summaries for 12 major firms in the real estate industry for Chief Executive Officer peer review. Ms. Moore is invaluable in assessing the subject matter expertise, knowledge, background and experience of potential director nominees. She is a National Association of Corporate Directors Board Fellow.

Malcolm S. Morris. Malcolm S. Morris has over 40 years of experience in the title insurance industry and has served as President of the Texas Land Title Association and the American Land Title Association. Having worked for the Company for over four decades, he has intimate knowledge of the Company and its legal and regulatory matters. He has a J.D. and a Masters of Business Administration with a focus on finance and banking.

Stewart Morris, Jr. Stewart Morris, Jr. has over 40 years of experience in the title insurance industry and has intimate knowledge of the Company. Stewart Morris, Jr. is also an expert in real estate information technology, including technologies related to productivity, e-commerce and settlement services, and has led the Company’s expansion into related lender services, automated land record systems, courthouse automation and international land registries. He has a Bachelor of Arts degree. in economics and political science from Rice University and a Masters of Business Administration with a focus on finance and real estate from The University of Texas.

Dr. W. Arthur Porter. Dr. Porter has extensive knowledge and experience in technology and intellectual property matters. Dr. Porter also has significant administrative and board experience and, as Chair of our Nominating and Corporate Governance Committee, was instrumental in the Company’s recent reorganization.

For additional information regarding the background and experience of our director nominees, please see each nominee’s biographical information under Proposal No. 1.

Risk Oversight

The board of directors has ultimate responsibility for protecting stockholder value. Among other things, the board of directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The board of directors works with its committees and management to effectively implement its risk oversight role.

The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and our liquidity requirements and other exposures to financial risk. The Audit Committee reviews with management, independent auditors and internal auditors (the internal audit function has been outsourced to Deloitte & Touche LLP) the accounting policies, the system of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal department and human resources department, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations, and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Nominating and Corporate Governance Committee, with the assistance of management, oversees risks associated with administering our Guidelines on Corporate Governance and is responsible for reviewing and making recommendations for selection of nominees for election as directors by Common Stockholders. To the extent the Nominating and Corporate Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Compensation Committee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Technology Advisory Committee, with the assistance of management, oversees risks associated with matters relating to information security, IT controls, business continuity, disaster recovery and other risk-management activities. To the extent the Technology Advisory Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

Advisory Directors

In addition to the directors elected by our Common Stockholders and Class B Stockholders, from time to time our board of directors appoints advisory directors. These individuals are selected based on their potential as future candidates for our board of directors. This gives potential director candidates the opportunity to learn firsthand about the Company and provides a bench of candidates who have gone through the learning curve regarding the Company, its products, policies and business practices. If elected, they are ready to fully engage as directors. Governor Frank Keating, President and CEO of the American Bankers Association, and Matthew W. Morris, the Company’s Chief Executive Officer (“CEO”), currently serve as advisory directors. Our advisory directors receive notice of and regularly attend meetings of our board of directors and committees on which they serve as non-voting members. They provide valuable insights and information, but are not included in quorum and voting determinations. Non-employee advisory directors receive the same compensation for their services as our elected directors receive. Employee advisory directors do not receive any pay as an advisory director (see Footnote 1, Page 38). All advisory directors attend meetings at the pleasure of the board.

Committees of the Board of Directors

The board of directors of the Company has the following committees: Executive, Audit, Nominating and Corporate Governance, Compensation and Technology Advisory.

Executive Committee. The Executive Committee may exercise all of the powers of the board of directors, except those specifically reserved to the board of directors by law, by resolution of the board of directors, or by the Executive Committee Charter. The Executive Committee currently consists of Thomas G. Apel (Chair), Robert L. Clarke, Paul W. Hobby, Malcolm S. Morris and Stewart Morris, Jr. During 2012, the Executive Committee held five meetings, at which all members were present, except that one director missed one meeting, and executed thirteen consents in lieu of meetings.

Audit Committee. It is the Audit Committee’s duty to assist the board of directors in fulfilling its oversight responsibility of (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications, independence, and performance, (iii) the Company’s system of controls over financial reporting, performance of its internal audit function, independent auditors, and compliance with ethical standards adopted by the Company, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to appoint or replace our independent auditors. The Audit Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at www.stewart.com/investor-relations/corporate-governance. The Audit Committee currently consists of Robert L. Clarke (Chair), Thomas G. Apel, and Laurie C. Moore. During 2012, the Audit Committee held eight regular meetings, at which all members were present except that at one of such regular meetings only two of the three directors were in attendance. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Securities Exchange Act of 1934, and the board of directors has determined that Mr. Clarke is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. No member of our Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Nominating and Corporate Governance Committee. It is the Nominating and Corporate Governance Committee’s duty to: (i) identify individuals who may become board members or advisory directors, (ii) select or recommend director nominees for the next annual shareholder meeting, (iii) develop and recommend to the board of directors a set of corporate governance principles applicable to the Company, (iv) provide oversight of the Company’s corporate governance, and (v) oversee the evaluation of the board of directors and management. The Nominating and Corporate Governance Committee currently consists of Dr. W. Arthur Porter (Chair) and Laurie C. Moore, each of whom is “independent” as that term is defined in the listing standards of the NYSE. Governor Frank Keating, as an advisory director, also participates in meetings of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four regular and four special meetings during 2012, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.stewart.com/investor-relations/corporate-governance.

Our Guidelines on Corporate Governance require that a majority of the nine members of our board of directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current board of directors is “independent” under the filing standards of the NYSE. Our Guidelines on Corporate Governance also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:

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Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Specialized expertise or experience that will augment the board of directors’ expertise is particularly desirable.

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Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances, no director should simultaneously serve on the boards of directors of more than three public companies. Directors are qualified for service on the board of directors only if they are able to make a commitment to prepare for and attend on a regular basis meetings of the board of directors and its committees.

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Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director. Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization; rather each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.

•	Directors should have equity ownership in the Company.

The board of directors does not have a formal policy with respect to board nominee diversity. In recommending proposed nominees to the full board, the Nominating and Corporate Governance Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us.

In recent years, vacancies occurring in our board of directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the board of directors and who meet the criteria set forth above.

Each director is required to own an amount of Company Common Stock equal to a multiple of three times the director’s annual retainer. Each director has five years, from the later of their initial election and March 2011, to acquire the required amount of Common Stock. Stock ownership requirements have been designed in such a way that the ability of the board of directors to recruit diverse board candidates will not be impaired, yet board members will have a strong alignment with stockholders.

Pursuant to our Amended and Restated By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our board of directors. To be considered for nomination at our 2014 annual meeting of stockholders, stockholder nominations must be received by us no later than February 15, 2014. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may submit such nominations in writing addressed to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate.

Compensation Committee. It is the duty of the Compensation Committee to assist the board of directors in discharging its responsibilities relating to the Company’s compensation policies, the compensation of the Company’s officers and senior managers, and to produce the required report on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee currently consists of Laurie C. Moore (Chair), Catherine A. Allen and Dr. W. Arthur Porter. Governor Frank Keating, as an advisory director, also participates in meetings of the Compensation Committee. During 2012, the Compensation Committee held four regular meetings and six special meetings, at which all members were present except that only two directors were present at two of the meetings, and executed two consents in lieu of meetings. Our board of directors has determined that each member of our Compensation Committee is “independent” as that term is defined in the rules of the NYSE.

The Compensation Committee functions pursuant to its charter, which is available on our web site at www.stewart.com/investor-relations/corporate-governance. The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:

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Establish and monitor the basic philosophy and policies governing the compensation of executive officers, senior managers, and officers of the Company who are also serving as members of the board of directors.

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Make compensation recommendations to the board of directors with respect to the compensation for executive officers, senior managers, and officers of the Company who are also serving as members of the board of directors.

•	Recommend a pay-for-performance based CEO compensation plan to the board of directors and oversee administration of the plan.

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Review and approve employment agreements, severance agreements and change in control agreements with the executive officers and any officers of the Company who are also serving as members of the board of directors.

•	Make recommendations to the board of directors for its approval with respect to non-CEO executive officer compensation, including incentive compensation and equity-based plans.

•	Review the overall compensation structure and programs for all employees (including a review of any risks to the Company that may arise from such structure or programs).

•	Administer the equity-based compensation plans which have been (or may be) adopted by the Company.

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Review and discuss with management the disclosures in this proxy statement’s Compensation Discussion and Analysis (the “CD&A”), make a recommendation to the board of directors regarding the inclusion of the CD&A in this proxy statement, and produce a Compensation Committee Report for inclusion in the Company’s proxy statement, each in accordance with the requirements of the Securities and Exchange Commission.

Technology Advisory Committee. It is the Technology Advisory Committee’s duty to review, evaluate, monitor and provide feedback on technology-related matters, including assisting the board of directors and management in identifying risks and emerging trends in technology that may present strategic opportunities or that can help the Company achieve its goals and priorities. The Technology Advisory Committee currently consists of Catherine A. Allen (Chair), Thomas G. Apel, Stewart Morris, Jr., Dr. W. Arthur Porter and Paul W. Hobby. During 2012, the Technology Advisory Committee met three times, at which all members were present.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Sessions of Non-Management Directors

Our non-management directors, all of whom are independent, with the exception of Paul W. Hobby, meet at regularly scheduled sessions without management. Dr. Hodo presides at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers as of March 1, 2013:

Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer, Secretary and Treasurer
John L. Killea	Chief Legal Officer
Glenn H. Clements	Group President, Direct Operations
George L. Houghton	Group President, Agency Operations
Steven M. Lessack	Group President, International Operations
Jason R. Nadeau	Group President, Mortgage and Title Services

Below is biographical information for our executive officers:

Matthew W. Morris. Matthew W. Morris, 41 years old, was elected Chief Executive Officer of the Company in November of 2011. Having served for the prior five years as Senior Executive Vice President of the Company, Stewart Title Company and Stewart Title Guaranty Company, in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Mr. Morris received his Bachelor of Business Administration in Organizational Behavior and Business Policy from Southern Methodist University, and his MBA with a concentration in Finance from The University of Texas. Matthew W. Morris is the son of Malcolm S. Morris. Malcolm S. Morris and Stewart Morris, Jr. are first cousins.

J. Allen Berryman. J. Allen Berryman, 55 years old, has served as Chief Financial Officer, Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President—Finance of Contract Research Solutions, Inc., d/b/a Cetero Research, one of the world’s largest providers of early clinical trial and bio-analytical laboratory services to pharmaceutical, biotechnology and genetic drug companies. From 2002 through 2005, Mr. Berryman was Chief Financial Officer of Retriever Payment Systems, a nationwide provider of credit, debit and other card processing services to merchants. Mr. Berryman received his Bachelor of Business Administration in Accounting from the University of Georgia.

Glenn H. Clements. Glenn H. Clements, 65 years old, has been with the Company for more than 35 years and has extensive experience in the title insurance and real estate industries. As Group President, Direct Operations for Stewart Title Company, a wholly owned subsidiary of the Company, Mr. Clements is responsible for all domestic directly owned agency offices in the Stewart Title network. In this position, he oversees all residential and commercial operations, including escrow closings, sales and production facilities. Mr. Clements is on the board of the Houston Chapter of the World Presidents Organization and the Houston YMCA.

George L. Houghton. George L. Houghton, 56 years old, has over 37 years of title insurance industry experience. Currently, Mr. Houghton serves as Group President, Agency Operations for Stewart Title Guaranty Company and is responsible for Stewart’s independent title agency network across the United States. Prior to becoming Group President, Mr. Houghton was Executive Vice President, Agency Services Group for Stewart Title Guaranty Company from 2009 through 2011. Mr. Houghton also served as Senior Vice President and National Agency Services Director from 2005 through 2008, and District Agency Manager for South and West Texas from 2000 through 2004. Prior to joining Stewart, Mr. Houghton was the president and owner of an independent title agency in the Houston area. Mr. Houghton graduated from the University of Houston with a Bachelor of Business Administration in 1981, and went on to earn a Master of Business Administration from Houston Baptist University in 1983.

John L. Killea. John L. Killea, 57 years old, is the chief legal officer of the Company. Killea is responsible for the underwriting, claims, litigation, compliance and regulatory areas for SISCO and its affiliated companies. With more than 31 years of legal experience, Killea joined the Company in 2000 as counsel in the claims and agency underwriting areas for Stewart Title Insurance Company (“STIC”), the Company’s New York underwriter.

He has served as chief claims counsel and general counsel for STIC, and continues to serve as general counsel for Stewart Title Guaranty Company (“STGC”) since his appointment in 2008. Killea holds a Bachelor’s degree cum laude from Lafayette College and a Juris Doctorate from Fordham University School of Law. He is a member of the New York State Bar Association and has been admitted to practice in the State of New York and the United States District Court for both the Eastern and Southern Districts of New York.

Steven M. Lessack. Steven M. Lessack, 60 years old, has been with the Company for almost 20 years. Prior to joining Stewart, he was an independent agent of Stewart Title Insurance Company with offices throughout upstate New York. In 1996, he opened up the Canadian operation for STGC. Mr. Lessack is the President of STGC Canada, which has become the backbone/foundation of all our international operations. With his more than 35 years of title insurance and related real estate knowledge, he now holds the position of Group President, International Operations. In this position, Mr. Lessack is responsible for and oversees all of our title operations outside of the United States, in addition to the Company’s expansion activities worldwide. In addition to Canada, the Company presently has operations in Mexico, Central & South America, the Caribbean, Australia and throughout Europe.

Jason R. Nadeau. Jason R. Nadeau, 42 years old, is Group President, Mortgage and Title Services for the Company. Mr. Nadeau joined the Company in 2008, and for the past four years has served as the executive overseeing the lender and mortgage services business lines. Additionally, Mr. Nadeau oversees the Company’s national title production centers and its real estate technology services company. Mr. Nadeau previously served as senior vice president of First American’s Enterprise Technology. From 1999 to 2006, Mr. Nadeau served as president of RealEC® Technologies, a company he helped found. Previous to his tenure at RealEC, Mr. Nadeau served as vice president of technology for Stewart Mortgage Information, now known as Stewart Lender Services. Mr. Nadeau started his career in various capacities at Norwest Mortgage, now Wells Fargo. Mr. Nadeau graduated from the University of St. Thomas in St. Paul, Minnesota, with a Bachelor’s degree in business finance and a minor in systems analysis and design.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis (“CD&A”), describes the Company’s executive compensation program as redesigned in 2012. The objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain, and motivate the key leaders who serve our Company and our stockholders. The following pages explain the process, objectives, and structure of the executive compensation decisions undertaken by our Compensation Committee and our board of directors for 2012. This CD&A is intended to be read in conjunction with the tables beginning on page 31 below, which provide detailed historical compensation information for our Named Executive Officers (“NEOs”). For 2012, our NEOs are:

Name	Title
Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer
Glenn H. Clements	Group President, Direct Operations
Jason R. Nadeau	Group President, Mortgage and Title Services
Steven M. Lessack	Group President, International Operations

I.	Executive Summary

Fiscal 2012 was a year of thoughtful redesign of the Company’s executive compensation policies and programs. The previous year ended with the appointment of a new CEO, election of an outside Director as Chairman of the Board, the hiring of a new Human Resources executive, and the selection of both a new Compensation Committee chairman and a compensation consulting firm — all of whom were committed to the task of redesigning our executive compensation policies, plans, and practices to respond to shareholder concerns and to be further aligned with good governance, while allowing us to maintain and motivate our key leaders. These major changes at the end of 2011 were followed by a significant restructuring of the Company resulting in new, expanded responsibilities for the senior executive team as 2012 began.

Developing and Implementing Changes in the Compensation Philosophy, Policy and Plan

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Our first step in developing a new compensation plan for executives was establishing a new executive compensation philosophy which targets base pay at or near the marketplace median, includes short term incentives to encourage the achievement of defined financial and operational metrics, and provides long term incentives that align executive and shareholder goals and encourage long term Company success. Our goal was a clear stated philosophy that would serve as the spring board for the creation of a strong pay-for-performance culture with heightened board oversight.

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Another important step was entering into new employment agreements with senior executives, including the NEOs, effective January 1, 2012. This required renegotiating some existing agreements to provide for consistency across all executive agreements, to incorporate market competitive terms and corporate governance best practices, and to eliminate what some investors consider to be problematic or excessive features. This renegotiation of existing agreements, some of which were long term, resulted in the payment of one time transition payments to certain NEOs as an incentive to give up income and benefits guaranteed under the prior employment agreements, accept new agreements with more shareholder friendly terms, and assume new job responsibilities.

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Our annual short term incentive plan (“STI”) was redesigned to create a strong connection between corporate and operational performance and the potential cash awards to be made to our NEOs. Clear quantitative metrics were established for measuring performance. The Compensation Committee believes that the link between specific, measured performance and compensation is a primary driver of our stock price over time. For 2012, the Company achieved its STI Plan (as defined below) objective in three of three performance categories, which after review, resulted in STI Plan awards of 141% to 200% of target opportunities.

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Our long term incentive plan was redesigned for 2012 to connect vesting events for each type of long term incentive award to predetermined relative Total Shareholder Return (“TSR”) performance against the peer group and the Russell 2000 Financial Services Index. For 2012, we granted target amounts of performance-based restricted stock awards and cash based performance units ranging in value from $200,000 to $500,000 based on an evaluation of market-competitive long-term incentive award levels for NEOs in our peer group. Clearly defined, quantifiable measures of performance are the keystone of our long-term incentive plan.

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Senior executive base salaries were also adjusted in 2012 to reflect expanded job responsibilities, general market trends, and the newly designed pay-for-performance compensation program. These base salaries are expected to remain the same in 2013.

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The implementation of the new pay-for-performance compensation program was accomplished in Houston’s competitive job market where there are more than 5000 energy-related businesses enjoying a strong energy market, hiring, and paying top dollar for executive talent. While these firms are not our peers, they do have an impact upon the business environment in which we must hire, compensate, retain and motivate employees.

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The tasks still underway include extending the compensation philosophy and practices to lower levels of management and aligning all compensation practices going forward. To better match job responsibilities with compensation levels, Human Resources has worked to ensure that job titles and job descriptions are consistent across the Company.

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The comprehensive review and revision of Company compensation, including benefit programs, also resulted in several changes in the vendors providing benefits. These benefits related changes resulted in immediate annual savings of approximately $2.3 million.

Timing of the New Plan Creation and Implementation

The process of designing the new compensation plan required the joint efforts of our compensation consultant, CEO, Human Resources staff and the Compensation Committee. While this process began at the end of 2011, it was ongoing through much of 2012. This was largely due to the need to negotiate new agreements that replaced existing agreements for some NEOs. The new plan is now fully in effect.

Key Standards Governing Our Compensation Practices

The Company strives to maintain good governance standards in our performance-based compensation practices. They include:

•	No Significant Perquisites or Gross-ups on Perquisites Offered. Our executives receive limited perquisite benefits.

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Double Trigger Change in Control Protection in Employment Agreements. All employment agreements and incentive award agreements for NEOs and other senior executives require a termination of employment in addition to a change in control of the Company before cash severance benefits are triggered.

•	No Excise Tax Gross-Ups. Existing employment agreements do not provide excise tax gross-up protection.

•	No Supplemental Executive Retirement Programs (“SERPs”) Offered. We do not offer SERPs to our current executives.

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Percent of Variable and Performance-Based Pay. Variable pay comprises between 51% and 65% of total targeted annual compensation (as described below) for our NEOs, with the majority of variable pay coming in long-term incentives.

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Strong Clawback Rights. Our long-term incentive plans have clawback provisions that include recapture rights for any incentive amount paid or vested in the event that the Compensation Committee determines a NEO has violated any of the restrictive covenants included in employment agreements.

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Independence of Executive Compensation Consultant. The Compensation Committee’s compensation consultant, Aon Hewett, is independent. Aon Hewett does not provide any other executive compensation-related services to management and had no prior relationship business or personal with any of our executive officers or Compensation Committee members.

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Ongoing Succession Planning. The Compensation Committee engaged in in-depth discussions regarding succession planning and talent development of our executives. This is a continuing focus of the Compensation Committee.

While we understand that generally the Compensation Committee has the final word on executive pay, based on the broad extent of the changes to the philosophy, policies, and specifics of the compensation plan which the Compensation Committee implemented in 2012, the Compensation Committee agreed that the redesigned compensation policies and structure be recommended to the board of directors for review and approval before implementation.

Summary of Key Financial and Strategic Performance Highlights

2012 was a turnaround year for the Company on many fronts. Driven largely by key strategic initiatives and organizational changes, the Company delivered very positive financial results for 2012. Not only did these initiatives and changes deliver profits, but our streamlined management team was able to capitalize on an improving real estate market. The Company continued an emphasis on profitable growth, cost effectiveness, and prudent risk management in addition to its commitment to a pay-for-performance compensation philosophy.

Key Strategic and Financial Results for 2012:

Profitable and Scalable Operations

•	Our pretax earnings of $89.3 million were the highest since 2006’s $84.5 million, a year in which revenues were 29.4% greater than in 2012 which resulted in a higher pre-tax margin.

•	The Company’s title segment’s pretax margin jumped from 6.0% in 2011 to 8.6% in 2012.

•	The Agency Operation’s premium received per independent agency increased over 23% in 2012 vs. 2011.

•	Cash provided by operations improved substantially for 2012 to $120.5 million vs. $23.4 million in 2011.

Simplification and Alignment

•	The management team was reorganized along delivery and customer channels.

•	The Company exited many minority owned positions through acquisitions and divestitures.

Strategic Pricing

•	The Company reviewed premium pricing in 31 states and implemented changes in 14 states.

•	The Company’s average premium rate increased 1.8% from 2011.

•	Our focus for 2013 will be on increasing non-premium fees and charges.

Claims Reduction and Risk Avoidance Initiatives

•	The loss ratio on the current policy year declined from 6.3% in 2011 to 5.8% in 2012. The portion of our total loss ratio attributable to prior policy years declined from 3.2% in 2011 to 2.3% in 2012.

•	The loss ratio on our current independent agency base was less than one-third of 2008’s rate.

•	Cash claim payments in 2012 decreased 7.7% compared to 2011.

•	Losses incurred on known claims in 2012 decreased 12.2% compared to 2011.

Smart Growth

•	Revenues generated from non-title operations from mortgage servicing support products increased 45% in 2012 over 2011.

•	New servicing support projects introduced by the Mortgage Services segment helped drive the increase in revenues with no deterioration of Mortgage Service’s pretax margins.

II.	Response to 2012 Say on Pay Vote

Working to Meet Shareholder Expectations

An overwhelming majority of the votes cast on our 2012 Say on Pay proposal (the “2012 Say on Pay Vote”) were cast in favor of the proposal. Specifically, 97.7% of shares were voted in favor of our Say on Pay proposal. Based on the results of the 2012 Say on Pay Vote, as well as our ongoing dialogue with our stockholders, the Compensation Committee and our board of directors have concluded that the executive compensation design changes that were first disclosed in 2011 and implemented for 2012 are consistent with stockholder expectations and are properly aligned with the Company’s new compensation philosophy and objectives.

III.	Compensation Decision Process

Compensation Committee’s Philosophy on Named Executive Officer Compensation

Prior to 2012, our core compensation philosophy for executive officers was based on fairness and internal pay equity, and not on targeting pay levels at a specified percentile of a compensation peer group. This compensation philosophy was intended to maintain associate satisfaction and morale by assuring that the compensation of executive officers was not out of line with that of key employees and other associates. While fairness and internal pay equity are still part of the Company’s overall compensation philosophy, for 2012 and going forward, the Company has strengthened its compensation philosophy by adding significant pay-for-performance criteria.

While our compensation program for executive officers is still designed to deliver a full spectrum of pay, benefits, career development and a positive work environment around corporate performance, the Company now also seeks to maximize the return from our investment with a compensation program to include performance-based, at-risk pay components aligned to strategic and financial performance metrics. Pay elements are specifically designed to encourage and reward the achievement of our long-term goals and the creation of shareholder value. For each NEO, the pay-for-performance compensation package is also intended to represent a fair and competitive compensation arrangement that promotes a meaningful work experience including personal fulfillment, competitive pay and job security.

The Compensation Committee’s ongoing goal is to maintain a performance-based compensation program that promotes the Company’s long-term success and provides long-term value creation for our stockholders.

It is important to note that in comparing past pay for 2010 and 2011 with pay for 2012 in the executive compensation tables that follow this CD&A, 2012 compensation is significantly more performance based relative to previous years.

Implementing the Philosophy

In support of our compensation philosophy:

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The Company targets base pay compensation opportunities for the NEOs at the median of those companies that we consider to be valid peers, while taking into consideration both internal equity and pay trends over time compared to the trend in Company performance as measured by TSR.

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Short term incentive design is focused on pay-for-performance and will motivate our NEOs to achieve key annual objective measures of financial performance and operating performance. Consistent with our philosophy, short term incentive awards are tied to specific metrics designed to drive annual improvement and operational excellence.

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Long term incentive grants motivate our NEOs to enhance shareholder value, as well as work as a team to ensure Company performance. The Company’s choice of long term incentive vehicles align NEOs interests with those of shareholders, and equity grants consist of performance-based vesting conditions. Consistent with our overall compensation philosophy, long term incentive grant values are targeted to the median of our peers, reward accomplishment of long term quantifiable business goals, and aid NEOs in the achievement of applicable stock ownership guidelines.

All executive compensation programs will also reflect sound corporate governance, marketplace best practices, and will be based on solid business rationale.

Roles in Determining 2012 Named Executive Officer Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for determining the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. The Compensation Committee consults with the CEO for compensation recommendations for other executive officers and for the purpose of assuring that executive compensation programs do not distort our overall compensation structure. The CEO’s recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and employee retention considerations. The Compensation Committee reviews our CEO’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion.

The Role of Management

Members of management, including the Human Resources staff, assist the Compensation Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for executive officers consistent with the Company’s compensation philosophy. As part of this process, management collaborates with the Compensation Committee regarding information on market trends, potential compensation plan designs and industry trends before making recommendations to the Compensation Committee. In preparation for the 2012 compensation plans, management:

•	Recommended base salaries and cash and incentive targets for senior executives other than the CEO; and

•

Proposed incentive metrics and targeted performance levels for the short- and long-term incentive plans, including target value (or number of shares) of performance-based restricted stock and cash-based performance units.

At the end of the 2012 performance year, management reviewed metric based performance relative to expectations in 2012 of each NEO other than the CEO for the purpose of validating 2012 short-term incentive awards.

The Compensation Committee reviews and discusses management’s recommendations in conjunction with its independent compensation consultant in making compensation decisions or recommendations to the full board of directors. The CEO’s compensation is discussed in executive session without members of management present.

The Role of the Compensation Consultant

During 2012, the Compensation Committee engaged Aon Hewitt as its compensation advisor to provide independent advice on executive compensation matters and to assist in making recommendations to the board of directors. During 2012, Aon Hewitt assisted the Compensation Committee in providing a comprehensive assessment of our executive compensation programs and assisted with the design of the new short- and long-term incentive plans. The Compensation Committee retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with Aon Hewitt.

In addition to their performance of services for the Compensation Committee, in 2012, management used Aon Hewitt to provide additional services to the Company that were unrelated to executive compensation, including human resource consulting and services in respect to employee benefit insurance products, such as group life, medical and long term disability, which were offered to employees. Aon Hewitt’s fees for these additional services totaled approximately $185,417 in 2012. We have separate relationships with each of the service teams providing these non-executive compensation consulting services, and relationships with AON Hewitt’s service teams are overseen by different management employees. The compensation consultant’s service team that advises the Compensation Committee does not receive any compensation based on any other work that Aon Hewitt performs for the Company, and the compensation service team does not perform any other services on behalf of the Company.

Aon Hewitt annually certifies to the Compensation Committee the independence of its executive compensation services and the adherence of its executive compensation consultants to Aon Hewitt’s independence policies, practices and procedures. The Compensation Committee has sole authority to retain and terminate any independent compensation consultant. Aon Hewitt earned approximately $100,000 for the services it provided to the Compensation Committee in 2012.

Elements of 2012 Named Executive Officer Compensation

The following table outlines the major elements of 2012 total compensation for our NEOs:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/ Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on performance with regard to individual job responsibilities	Fixed	Short-Term

Short-Term Incentive Plan Awards	Encourages achievement of annual strategic and financial performance metrics that create long-term shareholder value	Based on achievement of predefined annual corporate performance objectives and target performance of relevant business unit	Performance Based	Short-Term

Long-Term Performance-Based Awards (Performance-Based Restricted Stock and Cash-Based Performance Units)	Aligns executives’ long-term compensation interests with stockholders’ investment interests while creating a retention incentive through multi-year performance periods	Initial targeted award amount is determined based on competitive market data and performance relative to specific targets; ultimate value to each executive is based on the level of performance achieved	Performance Based	Long-Term

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/ Long-Term
One-Time Special Transition Awards(1)	A negotiated payment to provide certain executives with an incentive to give up benefits guaranteed under prior employment agreements and adopt new employment agreements with more shareholder friendly terms		Fixed (one time)	Short-Term

Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population		Fixed	Short-Term

(1)	Reflected in the Summary Compensation Table Column (d) Bonus.

Peer Group Analysis

As part of the new executive compensation program for 2012, the Compensation Committee, with the assistance of Aon Hewitt and management, constructed a compensation peer group to use for the analysis of competitive market compensation data. Market compensation data from the peer group was a principal factor that we considered to understand competitive compensation, industry trends and best practices regarding various compensation developments. The Compensation Committee also reviewed benchmarks with regard to competitive data in 2012, as well as competitive compensation opportunities, including the size-adjusted 50th percentile, and tabular 25th percentile, median, and 75th percentiles to provide context for compensation decisions targeted at the marketplace median regarding Total Compensation.

In formulating executive compensation for 2012, the Compensation Committee conducted a review of the peer group in late 2011 and early 2012. As part of this review, Aon Hewitt provided information for a group of publicly-traded companies selected based on both the applicable six-digit GICS industry code and the company’s size (as measured by market capitalization and assets). This peer group was used to provide competitive pay data information for the NEOs, and also served as the peer group used for evaluating performance under a portion of the Company’s long-term incentive awards made in 2012. This peer group was recommended by the compensation consultant, and then approved by the Compensation Committee in 2012, and consists of the following companies:

Peer Companies

American Safety Ins. Holding LTD.	Hallmark Financial Services
Amerisafe Inc.	Hilltop Holdings Inc.
Baldwin & Lyons	Independence Holding Co.
Citizens Inc.	Infinity Property & Casualty Corp.
Crawford & Co.	Meadowbrook Ins. Group Inc.
Donegal Group, Inc.	National Financial Partners CP
EMC Insurance Group, Inc.	National Interstate Corp.
Fortegra Financial Corp.	Safety Insurance Group Inc.
Global Indemnity PLC	SeaBright Holdings Inc.
Greeenlight Capital RE Ltd.	Universal Insurance Holdings

Base Salaries

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. Typically, in establishing base salaries, the Compensation Committee considers a variety of factors, including internal pay equity, operational performance as it relates to an executive’s level of duties and responsibilities applicable to the position held, and historical compensation information. We believe that this is critical to motivate and retain our NEOs who each have leadership talents and business expertise that make them attractive to other companies.

In connection with its annual review of executive compensation, the Compensation Committee with recommendations from the CEO, determined to increase base compensation for NEOs to align to our newly adopted compensation model targeting the median for total compensation, to acknowledge the broadening of responsibilities for some NEOs, as well as the transition to new roles and corresponding new employment agreements with different terms and conditions. Given the level of organizational change that occurred in 2012, it was also considered important to retain the top leadership team chosen by the new CEO. These base salaries will remain constant for 2013. Base salaries for each of the NEOs are shown in the table below:

Name	2011 Base Salary ($)	2012 Base Salary ($)	Change from 2011-2012
Matthew W. Morris(1)	305,000	400,000	31.1%
J. Allen Berryman(2)	250,000	310,000	24.0%
Glenn H. Clements(3)	250,000	400,000	60.0%
Jason R. Nadeau(3)	300,000	350,000	16.7%
Steven M. Lessack(3)	265,000	400,000	50.9%

(1)	Matthew W. Morris was elected Chief Executive Officer effective November 2011. Matthew W. Morris’ salary amount for 2011 reflects an increase in base salary to $305,000 effective November 2011.
(2)	J. Allen Berryman received a new employment agreement in 2012. The salary amount reflects this new agreement with different terms and conditions, as well as corresponding market pay.
(3)	Glenn H. Clements, Jason R. Nadeau and Steven M. Lessack assumed new titles, roles, broader responsibilities, and executed new employment agreements in 2012. The salary amount reflects these actions.

Short-Term Incentives for 2012

Short Term Incentive Plan (the “STI Plan”)

Our annual STI Plan was redesigned for 2012, to enhance the linkage between corporate and operational performance and the potential cash awards to be made to our NEOs. We believe that this element of compensation is an important part of the typical basic compensation package provided by companies with which we compete for executive talent, and therefore helps us to remain competitive. At the same time, we believe the STI Plan motivates our NEOs to meet our financial and strategic objectives.

Based largely on the recommendations from the CEO, the Compensation Committee established corporate performance goals and operational performance goals for each NEO for 2012, as well as the applicable weight for each of the goals. The Compensation Committee also established a target award amount for each NEO as a percentage of base salary which was used at the end of the year as the base point for determining any actual earned award.

In setting the target cash award amounts for 2012, the Compensation Committee considered information from the peer group data mentioned above and, with respect to the NEOs other than the CEO, the recommendations of CEO. In addition, the Compensation Committee and management performed a detailed analysis in setting objective financial measures and goals to ensure the program appropriately balanced the Company’s objectives, as aligned with long-term shareholder interest, and individual operational performance objectives, as well as appropriate and effective risk-mitigating components. The Compensation Committee also chose to more heavily weigh long term measures and awards in considering overall compensation for our CEO. In 2012, the Compensation Committee established the following targeted award opportunities as a percentage of base salary and maximum award opportunities as a percentage of target:

Named Executive Officer	Target Award Opportunity (Percent of Base)	Maximum Award Opportunity (Percent of Target Award Opportunity)	Actual Award Earned for FY 2012 Performance ($)
Matthew W. Morris	60%	200%	480,000
J. Allen Berryman	30%	200%	131,278
Glenn H. Clements	100%	200%	763,505
Jason R. Nadeau	100%	200%	696,211
Steven M. Lessack	60%	200%	472,896

To determine earned awards, we use payout matrices that link the metrics and reflect threshold-to-maximum opportunities based on various achievement levels of the metrics. The STI Plan financial target metrics were based on (1) earnings before interest, taxes, depreciation, and amortization (“EBITDA”) improvement, modified return on equity, and TSR, and (2) various measures of operational performance at the business unit level. (See the footnotes of the table entitled “2012 Corporate Financial Goals and Results” for how such metrics are calculated.)

The Compensation Committee chose those metrics to:

•	Establish a clear and direct relationship between executive compensation and our performance on a short-term basis;

•	Emphasize operating performance drivers;

•	Focus on shareholder value through executive compensation measures; and

•	Foster our corporate goals and strategies.

The maximum award under the plan is capped at 200% of the target award. The target metrics set for our short-term incentives and their corresponding results were as follows for each NEO:

2012 Corporate Financial Goals and Results
Performance Goals	Weighting	Threshold	Target	Maximum	2012 Results	Incentive Award Earned (Metric Percent of Payout)
Matthew W. Morris
Corporate Performance	100%
EBITDA Improvement(1)	50%	25%	50%	140%	162%	100%
Modified Return on Equity(2)	40%	3%	6%	11%	22%	80%
Relative TSR Ranking(3)	10%	30%	50%	80%	97%	20%
J. Allen Berryman
Corporate Performance	50%
EBITDA Improvement(1)	25%	25%	50%	140%	162%	50%
Modified Return on Equity(2)	20%	3%	6%	11%	22%	40%
Relative TSR Ranking(3)	5%	30%	50%	80%	97%	10%
Operational Performance	50%
Budget Attainment(4)	25%	10%	0%	-10%	3%	21%
Customer Service Index(5)	13%	2%	10%	15%	4%	8%
Project Attainment(6)	12%	75%	90%	100%	90%	12%
Glenn H. Clements
Corporate Performance	40%
EBITDA Improvement(1)	20%	25%	50%	140%	162%	40%
Modified Return on Equity(2)	16%	3%	6%	11%	22%	32%
Relative TSR Ranking(3)	4%	30%	50%	80%	96%	8%
Operational Performance	60%
Modified EBITDA(7)	22%	25%	50%	75%	206%	44%
Modified EBITDA Margin(8)	16%	10%	15%	20%	17%	23%
Employee Costs Ratio(9)	14%	52%	50%	48%	48%	28%
Policy Loss Ratio(10)	8%	7.2%	7.0%	6.8%	6.7%	16%
Jason R. Nadeau
Corporate Performance	40%
EBITDA Improvement(1)	20%	25%	50%	140%	162%	40%
Modified Return on Equity(2)	16%	3%	6%	11%	22%	32%
Relative TSR Ranking(3)	4%	30%	50%	80%	96%	8%
Operational Performance	60%
Modified EBITDA(7)	22%	0%	7.5%	10.0%	18.5%	44%
Modified EBITDA Margin(8)	16%	10%	20%	30%	29%	31%
Employee Costs Ratio(9)	14%	70%	65%	60%	60%	28%
NPS Expense Ratio(11)	8%	7.00%	6.65%	6.30%	6.24%	16%
Steven M. Lessack
Corporate Performance	40%
EBITDA Improvement(1)	20%	25%	50%	140%	162%	40%
Modified Return on Equity(2)	16%	3%	6%	11%	22%	32%
Relative TSR Ranking(3)	4%	30%	50%	80%	97%	8%
Operational Performance	60%
Modified EBITDA(7)	30%	0%	5%	18%	32%	60%
Modified EBITDA Margin(8)	22%	10%	15%	20%	26%	44%
Policy Loss Ratio(10)	8%	29%	28%	25%	26%	13%

(1)	EBITDA Improvement is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings and comparing the results against the same number for the prior year.
(2)

Modified Return on Equity is calculated by dividing modified net earnings attributable to Company, which is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the board of directors of the Company from net earnings attributable to

Company, by modified average shareholders’ equity, which is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity.
(3)	Relative TSR Ranking is determined by calculating the Company’s percentile ranking for TSR relative to the Russell 2000 Financial Services Index.
(4)	Budget Attainment metric measures the variance between actual expenses and budgeted expenses. It is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses.
(5)	Customer Service Index is an internal survey conducted at least annually. The metric is calculated by taking the subsequent survey score minus the benchmark survey score. The difference is then divided by the benchmark survey score.
(6)	Project Attainment is specific goals established for each service center executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis.
(7)	Modified EBITDA is calculated by subtracting Investment Income, Investment and Other Gains (Losses) – Net, and other unique or unusual items as determined by the board of directors of the Company from EBITDA.
(8)	Modified EBITDA Margin is calculated by dividing Modified EBITDA by operating revenues.
(9)	Employee Costs Ratio is calculated by dividing the employee costs by operating revenues.
(10)	Policy Loss Ratio is calculated by dividing title losses and claims by title insurance revenues from Direct Operations and Agency Operations.
(11)	National Production Services (“NPS”) Expense Ratio is calculated by dividing NPS expenses by the sum of (1) operating revenues less the Company’s portion of earnings from equity investees from the Direct Operations and (2) external operating revenues less the Company’s portion of earnings from equity investees from NPS.

One-Time Transition Payments

As consideration for entering into new employment agreements effective January 2012, the Company made one-time special transition payments to several of the NEOs. These one-time transition payments were used as an incentive to give up compensation and benefits guaranteed under prior employment agreements and adopt new agreements with more shareholder friendly terms. The amounts were based on value of compensation and benefits lost by converting to the new pay-for-performance targets and incentives. In addition, these transition payments reflect the fact that many NEOs assumed new responsibilities at the end of 2011.

The amounts of the transition payments were determined by calculating annualized variable pay for 2012 based on the prior year’s compensation agreements, less any short term incentives already received during 2012, as well as reflecting the new terms and conditions of the agreements. These transition payments were made to the following NEOs:

Named Executive Officer	Transition Payment ($)
Glenn H. Clements	500,000
Jason R. Nadeau	500,000
Steven M. Lessack	150,000

Long-Term Incentives for 2012

Long Term Incentive Plan (the “LTI Plan”)

We believe that long-term incentives help align the interests of our NEOs and our stockholders because the potential compensation an executive can receive is tied directly to our stock price and our earnings performance. We believe this element of compensation is particularly effective for those individuals who have the most impact on the management and success of our business. In addition, by using metrics related to TSR and Company performance, this also serves to focus our NEOs to operate as a team. Prior to 2012, the Company granted tim

e-based restricted stock and unrestricted stock to its NEOs. As part of the executive compensation program overhaul undertaken in 2012, the Company moved away from granting solely time-based and unrestricted equity compensation awards to its NEOs towards granting performance-based equity and cash-based awards during 2012. For 2012, our NEOs were granted long-term incentives in the form of performance-based restricted stock and cash-based performance units. The Compensation Committee determined to grant these awards with sixty percent (60%) in performance-based restricted stock (“RSA”) and forty-percent (40%) in cash-based restricted performance units (“RPU”).

In determining the size of each NEOs 2012 Long-Term Incentive target and maximum award sizes, as a percentage of base salary, the Compensation Committee considered information from peer group data, as well as the historical compensation amounts and individual roles and responsibilities of each applicable Named Executive Officer. The LTI Plan financial target metrics were based on TSR and/or positive EBITDA. The Compensation Committee chose those metrics to create a correlation between executive compensation and the long-term performance of the Company.

In 2012, the Compensation Committee established the following targeted and maximum Long-Term Incentive award opportunities as a percentage of base salary:

Named Executive Officer	Target LTI Opportunity (RSA & RPU) (Percent of Base)	Target LTI Opportunity (RSA) (# of Shares)(1)	Target LTI Opportunity (RPU) $	Maximum LTI Opportunity (RPU) $
Matthew W. Morris	125%	14,742	200,000	400,000
J. Allen Berryman	75%	6,855	93,000	186,000
Glenn H. Clements	75%	8,295	120,000	240,000
Jason R. Nadeau	100%	10,000	140,000	280,000
Steve M. Lessack	50%	5,897	80,000	160,000

(1)	Number of shares reflect price per share on execution date of employment agreement.

Performance-Based Restricted Stock

The purpose of using RSAs is to provide a reward whose value is directly attributable to their ability to increase the value of the business and our stock price. Our NEOs will receive RSAs if annualized TSR ranking relative to the Russell 2000 Financial Services Index is in the 50th percentile or is positive from the signing date of employment agreement to December 31, 2014. RSAs also have a time vesting component that requires the NEO to be employed with the Company through the performance period.

Cash-Based Performance Units

The purpose of using performance units is to reward our NEOs for effective management of the business over a multi-year period. NEOs will receive RPUs based on annualized TSR Ranking relative to the Russell 2000 Financial Services Index from the signing date of employment agreement to December 31, 2013. The performance goals range from Threshold, Target and Maximum. The annualized TSR Threshold is the 30th percentile ranking. The annualized TSR Target is the 50th percentile ranking. The annualized TSR Maximum is the 75th percentile ranking. RPUs will not be awarded if the Company fails to achieve positive EBITDA during the same performance period. RSUs also have a time vesting component that requires the NEO to be employed with the Company through the performance period.

Health and Welfare Plans

Our NEOs, along with all other associates, are eligible to participate in our medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other applicable employee benefits.

Defined Contribution Plan

The primary tax qualified long-term compensation plan we have for our employees in the United States is the Stewart 401(k) Savings Plan. Our NEOs also participate in this plan on the same terms as our other associates.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified, elective, deferred compensation plan designed to supplement any existing qualified plans and provide an extra financial benefit to key personnel and highly compensated employees. Stewart supports this plan as an additional method for key personnel and highly compensated employees to plan for retirement. The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (“the Deferred Compensation Plan”), effective January 1, 1999, and amended and restated it on January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations (T.D. 9321) thereunder. Assets are held in a separate rabbi trust to pay Plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy. Of 296 eligible employees, 21 eligible employees are active participants in the Deferred Compensation Plan. No NEO’s were active in this plan for 2012.

IV.	Additional Policies and Procedures Related to Compensation

Share Ownership Guidelines

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our NEOs with those of our stockholders. As a result, the Compensation Committee has adopted share ownership guidelines for our senior executive officers. These guidelines require that within a five year period from the date a person becomes an executive officer, they must hold Company common stock in value equal to approximately .30 to 1 times their base salary (or four times base salary in the case of our CEO). The Compensation Committee annually monitors whether the NEOs have appropriate share ownership requirements based on their incentive plan targets and stock price, and adjusts the requirements accordingly. In addition, they monitor whether the NEOs have satisfied or are making progress toward satisfying the share ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held in the Stewart 401(k) Savings Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

As of December 31, 2012, each NEO was either in compliance with the share ownership guidelines or had not completed a fifth year under their new employment agreement.

Equity Award Policies

The Compensation Committee has a policy against making equity grants to our NEOs until any material non-public information has been disclosed to the public.

Deductibility of Executive Compensation

Limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code have had no effect on our compensation programs for executive officers because we have never exceeded those limits.

Executive Employment Agreements

The board of directors has approved, based on the recommendation of the Compensation Committee, that we should provide certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide under each agreement, our executive officers are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Compensation Committee believes are valuable to us when an executive’s employment terminates. In addition, the Compensation Committee believes that we should provide an inducement for our executive officers to remain in the service of our Company in the event of any proposed or anticipated change in control of our Company in order to facilitate an orderly transition in the event of a change in control of our Company, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction.

The employment agreements articulate the terms and conditions of the NEO’s employment with the Company including termination provisions and applicable restrictive covenants. Generally, each agreement contains the following provisions:

•	An initial three-year term, starting on January 1, 2012 and expiring on December 31, 2014.

•

Following the completion of the initial term, each agreement will automatically be extended for one or more one year terms, unless at least ninety days prior to the applicable renewal date either party gives written notice that the term should not be further extended after the next termination date.

•	Initial minimum base salary, subject to annual review by the board of directors.

•	Opportunity to participate in the Company’s STI and LTI Plans subject to annual review by the Compensation Committee.

•	Opportunity to participate in other Benefits offered to employees such as group life, medical plan, and other so called “fringe benefits.”

•

Perquisites limited to car allowance, normal paid association & membership dues as needed for the position, executive development up to $5,000, additional Executive Life Insurance for some NEOs (Glenn H. Clements and Steven M. Lessack), and country club dues for one NEO (Glenn H. Clements).

•	Certain general severance and Change in Control related payments (described in more detail in the “Potential Payments upon Termination or Change in Control” section, starting on page 34).

•	Minimum Company stock ownership requirements.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes compensation information for each of our NEOs for the three years ended December 31, 2012, for each year they were NEOs.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(4) (e)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Defined Benefit Plan Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Matthew W. Morris	2012	400,000		300,000	480,000		10,761	1,190,761
Chief Executive Officer	2011 2010	305,000 275,000	225,000 150,000	218,380	67,920 38,065		11,550 11,200	609,470 692,645

J. Allen Berryman	2012	310,000		139,500	131,278		11,397	592,175
Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer	2011 2010	250,000 250,000	150,000 150,000	181,640			9,060 7,400	409,060 589,040

Glenn H. Clements	2012	400,000	500,000	180,000	763,505		22,815	1,866,320
Group President
Direct Operations

Jason R. Nadeau	2012	350,000	500,000	210,245	696,211			1,756,456
Group President
Mortgage and Title Services

Steven M. Lessack	2012	400,000	150,000	120,000	472,896		272,763	1,415,659
Group President
International

(1)	The amounts listed for 2012 represent one-time transition payments. More information on the transition payments is set forth in “Compensation Discussion and Analysis – One-Time Transition Payments.”
(2)	The dollar amount listed represents cash incentive awards paid to the NEO. More information on fiscal 2012 discretionary bonuses is set forth in “Compensation Discussion and Analysis — Elements of 2012 Named Executive Officer Compensation,” and “Compensation Discussion and Analysis — Short Term Incentives for 2012.”
(3)	See the following table captioned “All Other Compensation.”
(4)	Represents grant date for fair value of stock awards granted in the designated year completed in accordance with FASB ASC Topic 718. For additional information regarding such computations and any related assumptions, see Note 14 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012.

The following table shows the components of the compensation included in column (i) of our Summary Compensation table for the year ended December 31, 2012.

All Other Compensation

Item	Matthew W. Morris	J. Allen Berryman	Glenn H Clements	Steven M. Lessack
Other Compensation
Directors’ fees(1)	2,600	2,000
Life insurance premiums			5,235	2,837
Restricted stock dividends	961	560
Cost of living adjustment related to foreign assignment(2)				55,363
Taxes gross-up related to UK tax liability(2)				190,151
Company provided housing in UK(2)				20,879
Tax return preparation(2)				329
Perquisites
Personal use of company-owned auto or car allowance	7,200	7,200	9,600
Title insurance reimbursement		1,637		1,698
Tax gross-up on life insurance			2,459	1,506

Country club dues			5,521

	$10,761	$11,397	$22,815	$272,763

(1)	Until May 2012, our directors who are employees received directors’ fees for attending Company and subsidiary board meetings. In May, the board of directors changed its policy, and directors who are employees are no longer paid director fees.
(2)	Steven M. Lessack is currently on an international assignment. These amounts are in relation to working outside of the home country.

Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2012.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Market Value of Stock and Option Awards ($)
Matthew W. Morris	1/1/2012	(1)	120,000	240,000	480,000
	1/1/2012	(2)	100,000	200,000	400,000
	10/1/2012	(3)					300,000		14,742	300,000
J. Allen Berryman	1/1/2012	(1)	46,500	93,000	186,000
	1/1/2012	(2)	46,500	93,000	186,000
	10/1/2012	(3)					139,500		6,855	139,500
Glenn H. Clements	1/1/2012	(1)	200,000	400,000	800,000
	1/1/2012	(2)	60,000	120,000	240,000
	10/16/2012	(3)					180,000		8,295	180,000
Jason R. Nadeau	1/1/2012	(1)	175,000	350,000	700,000
	1/1/2012	(2)	70,000	140,000	280,000
	10/12/2012	(3)					210,000		10,000	210,000
	11/2/2012	(4)							10	245
Steven M. Lessack	1/1/2012	(1)	120,000	240,000	480,000
	1/1/2012	(2)	40,000	80,000	160,000
	10/1/2012	(3)					120,000		5,897	120,000

(1)	Reflects 2012 Short Term Incentive Reward. More information on fiscal 2012 Non-Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Short Term Incentives for 2012.”
(2)	Reflects estimated Long Term Incentive—Cash-Based Performance Units. More information on fiscal 2012 Non-Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Long Term Incentives for 2012.”
(3)	Reflects Long Term Restricted Stock Award. More information on fiscal 2012 Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Long Term Incentives for 2012.”
(4)	Reflects the 5 Year Employee Service Stock Award.

The following table sets forth certain information regarding the exercise of options and vesting of common stock awards by our NEOs for the year ended December 31, 2012.

Option Exercises and Stock

Vested

	Stock Awards
Name (a)	Number of Common Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($) (e)
Matthew W. Morris	2,000	26,420
J. Allen Berryman	1,600	21,136
Glenn H. Clements
Steven M. Lessack
Jason R. Nadeau	10	254

The following table sets forth certain information concerning the outstanding equity awards held by each of our NEOs for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Matthew Morris	1,600	26.83	11/30/2017	24,356	633,256
Allen Berryman				12,455	323,830
Glenn H. Clements	2,000	39.25	6/1/2015	8,295	215,670
Glenn H. Clements	2,000	38.01	6/1/2016
Glenn H. Clements	2,000	26.83	11/30/2017
Steven M. Lessack				5,897	153,322
Jason R. Nadeau				10,000	260,000

Defined Contribution Plans

The Company sponsors a defined contribution plan, the Stewart 401(k) Savings Plan (the “401(k) Plan”), in which all employees are eligible to participate upon their date of hire with the Company. In general, a participant in the 401(k) Plan may elect to defer, on a pretax or Roth after-tax basis, a specified percentage of their compensation, subject to certain limitations under the Internal Revenue Code (“IRC”). Contributions by participants whose compensation is in the highly compensated group of employees are subject to certain additional limitations under the IRC. Deferred compensation is contributed to a trust managed for the benefit of the participants. Net investment income (loss) is allocated to participants’ accounts daily based upon the proportion that each participant’s account balance bears to the participant account balances in each investment fund. No matching contributions were made in 2012, however a discretionary match was made in March 2013 to all employees that were active in the 401(k) Plan in 2012, and that were still employed by the Company on December 31, 2012.

Nonqualified Deferred Compensation Plans

The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 1999, and amended and restated it on January 1, 2005. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. Assets are held in a separate rabbi trust to pay Plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy. None of the NEOs participated in the Deferred Compensation Plan in 2012.

Potential Payments upon Termination or Change in Control

Each of the NEOs (or their beneficiaries) would be entitled to certain payments upon termination of employment. In the case of death, these would include the following “Accrued Amounts”:

•	Any portion of the NEO’s accrued but unpaid base salary and accrued but unused vacation time that shall have been earned prior to the termination but not yet paid;

•	Any short term incentive and long term incentive payments for the prior fiscal year that shall have been earned prior to the termination and not yet paid;

•	Any employee benefits (401(k) Plan) that have vested as of the date of termination as a result of participation in any of the Company’s benefit plans; and

•	Any expenses with respect to which they are entitled to reimbursement.

In the case of retirement, or involuntary termination without “Cause” or “Good Reason(1),” in exchange for a general release of claims, the NEO is generally entitled to:

•	Accrued Amounts;

•	Twelve to twenty four months of base salary (2x Base for CEO; 1x Base for all other NEOs);

•	An extension of medical benefits at the employee rate for up to 12 months;

•	All unvested long-term incentive compensation that becomes fully vested and unrestricted as a result of this type of Termination; and

•	Outplacement services not to exceed $10,000.

If terminated upon disability, the executive would be limited solely to the payment of the Accrued Amounts, and all unvested long-term incentive compensation would become fully vested and unrestricted.

(1)	“Good Reason” includes, among other things (as affected by the terms and conditions of the employment agreement), the NEO’s voluntary termination of his employment agreement in the event of a breach of his employment agreement by the Company.

The following table estimates the amount that would have been payable to each Named Executive Officer upon termination of employment under each of the identified circumstances as of December 31, 2012:

Matthew W. Morris	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	800,000	800,000		800,000
Nonequity Incentive Compensation
Accelerated Vesting of Cash-Based Performance Units	120,000	120,000		240,000	240,000	120,000	120,000
Accelerated Vesting of Performance Based Restricted Stock	53,333	53,000		160,000	160,000	53,333	53,333
Continuation of Insurance Benefits	23,621	23,621		23,621
Excise Tax Gross-Up
Outplacement		10,000		10,000
Total	996,955	1,006,955		1,233,621	400,000	196,955	173,333

J. Allen Berryman	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	310,000	310,000		310,000
Nonequity Incentive Compensation
Accelerated Vesting of Cash-Based Performance Units	93,000	93,000		186,000	186,000	93,000	93,000
Accelerated Vesting of Performance Based Restricted Stock	41,333	41,333		124,000	124,000	41,333	41,333
Continuation of Insurance Benefits	25,824	25,824		25,824		25,824
Excise Tax Gross-Up
Outplacement		10,000		10,000
Total	470,157	480,157		655,824	310,000	160,157	134,333

Glenn H. Clements	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	400,000	400,000		400,000
Nonequity Incentive Compensation
Accelerated Vesting of Cash-Based Performance Units	120,000	120,000		240,000	240,000	120,000	120,000
Accelerated Vesting of Performance Based Restricted Stock	53,333	53,333		160,00	160,000	53,333	53,333
Continulion of Insurance Benefits	22,142	22,142
Excise Tax Gross-Up
Outplacement		10,000		10,000
Total	595,475	605,475		832,142	400,000	195,475	173,333

Jason R. Nadeau	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	350,000	350,000		350,000
Nonequity Incentive Compensation
Accelerated Vesting of Cash-Based Performance Units	105,000	105,000		210,000	210,000	105,000	105,000
Accelerated Vesting of Performance Based Restricted Stock	46,667	46,667		140,000	140,000	46,667	46,667
Continulion of Insurance Benefits	23,849	23,849		23,849		23,849
Excise Tax Gross-Up
Outplacement		10,000		10,000
Total	525,516	535,516		733,849	350,000	175,516	151,667
Cash Severance	500,000	500,000		500,000
Nonequity Incentive Conipaniition
Accelerated Vesting of Cash -Based Performance Units	120,000	120,000		240,000	240,000	120,000	120,000
Accelerated Vesting of Performance Based Restricted Stock	53,333	53,333		160,000	160,000	53,333	53,333
Continulion of Insurance Benefits	10,947	10,947		10,947		10,947
Excise Tax Gross-Up
Outplacement		10,000		10,000
Total	684,281	694,281		920,947	400,000	184,281	173,333

Compensation of Directors

Our directors received fees as follows during the year ended December 31, 2012:

Director Compensation

Name (a)	Fees Earned or Paid in Cash (2)(b)		Bonus (4)	Stock Awards ($)(1) (c)	Change in Defined Benefit Plan Value and Nonqualified Deferred Compensation Earnings ($)(5) (d)	Non-Equity Incentive Plan Compensation ($)(3) (e)	All Other Compensation ($) (g)	Total ($) (h)
Dr. E. Douglas Hodo	142,000			86,000				228,000
Catherine A. Allen	93,000			40,000			4,000	137,000
Thomas G. Apel	67,750			86,000			4,000	157,750
Robert L. Clarke	55,250			86,000				141,250
Paul W. Hobby .	71,750			40,000				111,750
Laurie C. Moore	117,000			40,000				157,000
Malcolm S. Morris	290,116	(2)	150,000			103,895	38,830	582,841
Stewart Morris, Jr.	290,116	(2)	150,000		114,000	103,895	12,594	670,605
Dr. W. Arthur Porter	103,000			40,000				143,000

(1)	The annual stock award to directors was valued based on the market value per share of Common Stock at the close of business on the first business day following the 2012 annual meeting of stockholders.
(2)	Malcolm S. Morris and Stewart Morris, Jr. received salaries under their employment agreements with the Company in lieu of SISCO Director’s Fees.
(3)	The board approved, in March 2012, the grant of 16,921 units of phantom stock to each of Malcolm S. Morris and Stewart Morris, Jr. The phantom stock units can be settled solely in cash and vest 50% at grant, 25% on the first anniversary of the grant date and 25% on the second anniversary of the grant date.
(4)	Malcolm S. Morris and Stewart Morris, Jr. received transition incentive payments under their employment agreements with the Company. More information is found under “Compensation of the Vice Chairmen” in this section.
(5)	Malcolm S. Morris experienced a negative change in the value of his Defined Benefit Plan for 2012.

Compensation for our non-management directors for 2012 consisted of: cash compensation, consisting of annual retainers for all board members and Committee Chairs, equity compensation consisting of stock awards, and certain other compensation. Each of the current components of our non-management director compensation is described in more detail below. In 2012, we paid an annual retainer to board members and Committee Chairs as follows:

•	Annual cash board retainer of $40,000

•	Annual stock board retainer of $40,000

•	Annual cash Chairman of the Board retainer of $70,000

•	Annual cash Committee Chair retainers in the following amounts:

•	Executive—$10,000
•	Audit—$10,000
•	Compensation—$5,000
•	Technology Advisory—$5,000
•	Nominating & Corporate Governance—$5,000

In addition, we reimburse reasonable expenses incurred for attendance at Board and Committee meetings. See “All Other Compensation,” below.

All Other Compensation

Item	Catherine A. Allen	Thomas G. Apel	Malcolm S. Morris	Stewart Morris, Jr.
Other Compensation
Subsidiary company directors’ fees(1)			2,100	2,100
Travel fees(2)	4,000	4,000
Gift of company car to director(3)			20,500
Perquisites
Personal use of company-owned auto or car allowance(3)			3,787	2,476
Home security(3)			4,200	824
Tax gross-up on life insurance(3)			523	206
Country club dues(3)			7,720	6,988

	$4,000	$4,000	$38,830	$12,594

(1)	Until May 2012, our directors who are employees received directors’ fees for attending Company and subsidiary board meetings. In May, the board of directors changed its policy, and directors who are employees are no longer paid director fees.
(2)	Directors who reside outside of the state receive a travel fee of $1,000 for attendance at in-person meetings.
(3)	Malcolm S. Morris and Stewart Morris, Jr. received perquisites for 2012 as consideration for entering into new employment agreements. These perquisites will not be continued into 2013 and throughout the agreement period. More information is set forth in “Compensation of Vice Chairmen.”

Compensation of Vice Chairmen

As reported in last year’s proxy, in November of 2011, the board of directors selected a new CEO and Dr. E. Douglas Hodo, an independent director, was selected as Chairman of the board of directors. The former Co-CEOs, Malcolm S. Morris and Stewart Morris, Jr. (who also served as Chairman and Vice Chairman of the board of directors, respectively and who, at that time controlled the majority of our Class B stock) moved into non-operational roles, as Vice Chairmen of the board, with the Company, each with an annual salary of $275,000 and a one-time 2011 phantom stock grant in lieu of cash bonuses which would have been earned for 2011 under our former compensation plan.

In their new roles, they serve as Company ambassadors and advisors performing tasks assigned by the CEO and board. For example, Stewart Morris, Jr. was asked to serve as a member of the board of directors of the American Land Title Association, a position ensuring that the Company has a voice at the major title industry association.

To retain the Vice Chairmen’s considerable experience and knowledge over the transition period, ensure that their new non-operational advisor relationships were clear and that their employment was limited in time, the Compensation Committee endeavored to negotiate signed employment agreements. After thoughtful and substantive conversations and negotiation, employment contracts were signed.

The terms of the employment agreement include a Deferred Transition Incentive payment of $750,000 to be paid to each of the Vice Chairmen at a rate not to exceed $150,000 each year during the first four years of the employment term. To be certain that the annual transition payment is affordable to the Company, the full annual transition amount will be paid only if the Company’s net annual Company earnings are at least $30 million for each of the relevant fiscal years. Should the Company earn less than $30 million during any fiscal year, the annual payment for that year will be reduced proportionally. At the end of the five year employment period, each Vice Chairman will receive an amount equal to $750,000 less the total of the Deferred Transaction Incentive previously paid. The signed employment agreements are consistent with those of Company officers and provide for resignations as Vice Chairmen at the end of the term.

Consistent with Company policy, as employees of the Company, the Vice Chairmen receive no cash, stock, or other fees for serving on the board of directors.

Compensation Committee Report

To the Board of Directors of Stewart Information Services Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Laurie C. Moore, Chair
Catherine A. Allen
Dr. W. Arthur Porter

Dated: March 5, 2013

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF

STEWART INFORMATION SERVICES CORPORATION’S

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis beginning on page 17 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the board of directors for 2012 with respect to our Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 31 (whom we refer to as the NEOs). The board of directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The board of directors is asking stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the board of directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our NEOs.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG

LLP

AS STEWART INFORMATION SERVICES CORPORATION’S

INDEPENDENT AUDITORS FOR 2013

KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2012. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2013. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:

	Year Ended December 31
	2012	2011
Audit fees(1)	$1,490,455	$1,473,054
Audit-related fees
Tax fees(2)	$8,840	$8,160
All other fees

(1)	Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.
(2)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

The Audit Committee must pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor. Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the board of directors for the general oversight of Stewart’s processes in the following areas: financial accounting and reporting, systems of internal control, audit, and monitoring compliance with laws and regulations and standards for corporate compliance. Stewart’s management has primary responsibility for preparing the consolidated financial statements and for Stewart’s financial reporting process. Stewart’s independent auditors, KPMG LLP, are responsible for expressing an opinion on Stewart’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Stewart’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is “independent” as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this report:

Robert L. Clarke, Chair
Thomas G. Apel
Laurie C. Moore

Dated: March 6, 2013

CERTAIN TRANSACTIONS

Stewart Morris, Sr. is the father of Stewart Morris, Jr. and the uncle of Malcolm S. Morris. During the year ended December 31, 2012, Stewart Morris served as Senior Advisor to the board, and a director of Stewart Title Guaranty Company, receiving compensation of approximately $156,623, consisting primarily of salary and bonus.

For many decades, the Company has maintained and utilized a collection of antique and replica carriages for business promotion and customer entertainment purposes and they have come to be associated with and symbolize the Company’s long history and tradition of quality and stability. The carriages are owned by Stewart Morris, Jr., Vice Chairman of the board of directors, and Stewart Morris, Sr., Senior Advisor to the board of directors. The associated equipment, such as trucks and trailers, are now primarily owned by Morris Ranch LLC, which is owned by the Morris family. The carriage house and stabling is owned by the 2012 Stewart Morris Jr Family Limited Partnership, is leased to Morris Ranch LLC and then subleased to the Company. Prior to June 1, 2012, the horses and carriages were provided to the Company under terminable leases at no charge from Stewart Morris, Jr. and Stewart Morris, Sr.; however, the Company was responsible for the labor, maintenance, housing and operating costs of these assets. As of June 1, 2012, the Company entered into a ten month agreement with Tally Ho Enterprises, LLC, owned in part by Stewart Morris, Sr., to provide the horses and carriages for Company-sponsored events on a per-event fee basis, with a minimum fee of $60,000 for the term of the agreement. Under this arrangement, Tally Ho Enterprises assumed substantially all the housing and maintenance costs of the horses and carriages. The Company’s total business promotion expense for these operations in 2012 was approximately $150,062. Upon the expiration of the current agreement, the Company expects to enter into a new agreement with Tally Ho Enterprises to provide carriages at customer events on a per-event fee only basis with no minimum commitment. Under the new agreement, Tally Ho will become solely responsible for the labor, insurance, maintenance, transport, housing and operating costs of all carriage related assets in addition to providing the carriages and horses for Company events, resulting in a reduction in the Company’s costs for such events.

Pursuant to the Stewart Code of Business Conduct and Ethics and the Company’s Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which are available on our web site at www.stewart.com/investor-relations/corporate-governance (together, the “Codes”), if any director or executive officer has a conflict of interest (direct or indirect, actual or potential) with the Company, such as any personal interest in a transaction involving the Company, the conflict must be fully, fairly and timely disclosed to the Company (either to the board of directors, the Company’s Chief Legal Officer, as provided for by the Codes). Conflicts of interest may include transactions between the Company and the immediate family of a director or executive officer, such as their spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and cohabitants. Any transaction involving an actual and material conflict of interest between the Company and any of its directors or executive officers is prohibited unless approved by the board of directors. A director with a conflict of interest must recuse himself or herself from participating in any decision to approve any such transaction. Furthermore, any material transaction between the Company and any holder of 5% or more of the Company’s voting securities is also prohibited unless approved by the board of directors.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2014 annual meeting of stockholders, proposals of Common Stockholders and Class B Stockholders must be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by November 28, 2013.

HOUSEHOLDING

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Stewart Information Services Corporation, Attn.: J. Allen Berryman, Corporate Secretary, 1980 Post Oak Blvd., Suite 800, Houston, Texas 77056 or at (713) 625-8100. For future Annual Meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

OTHER MATTERS

Our management does not know of any other matters that may come before the annual meeting. However, if any matters other than those referred to above should properly come before the annual meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

Proxies for our 2014 annual meeting of stockholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive, by certified mail, return receipt requested, addressed to our Secretary, notice not later than February 15, 2014 that the matter will be presented at the annual meeting and (ii) we fail to include in our proxy statement for the annual meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

We will pay the cost of solicitation of proxies in the accompanying form. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for the proposals described in this proxy statement. We will pay Innisfree a fee for such service, which is not expected to exceed $7,500 plus expenses. In addition to solicitation by use of the mails, certain of our officers or employees, and certain officers or employees of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 28, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M8ID 1 U P X + Annual Meeting Proxy Card

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BeloC w

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. 2. Advisory approval regarding the compensation of Stewart Information Services Corporation’s named executive officers (Say-on-Pay). 3. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. Change of Address — Please print new address below. Comments — Please print your comments below. 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Catherine A. Allen 02 - Robert L. Clarke 03 - Dr. E. Douglas Hodo 04 - Laurie C. Moore 05 - Dr. W. Arthur Porter MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM

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qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2013. Vote by Internet Go to www.investorvote.com/STC Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message 514860-002 01Apr2013 04:43 QTA Page 1 . PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2013 The undersigned appoints Ken Anderson, Jr., John L. Killea and Steven I. Soffer, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to beheld on May 3, 2013, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013. (Continued and to be marked, dated and signed, on the other side) Proxy — STEWART INFORMATION SERVICES CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: http://www.stewart.com/2013-annual-meeting qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 514860-002 01Apr2013 04:43 QTA Page 2

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IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext

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000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 MMMMMMMMM ADD 5 Proxies 11:59 p. m. submitted , Eastern by Time, the on Internet May 1, or 2013. telephone must be received by ADD 6 Vote by Internet Go to www.investorvote.com/STC Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH ANDRETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. 1. Election of Directors: 01 - Catherine A. Allen 02 - Robert L. Clarke 03 - Dr. E. Douglas Hodo 04 - Laurie C. Moore 05 - Dr. W. Arthur Porter +

Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any

FOR all nominees vote from all nominees _____________________________________________ nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Advisory approval regarding the compensation of 3. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s named Stewart Information Services Corporation’s independent executive officers (Say-on-Pay). auditors for 2013. The Stockholders undersigned and acknowledges of the Proxy Statement. receipt of the Notice of Annual Meeting of B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keepsignature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, to vote all shares of common stock of Stewart Information Services Corporation allocated to my account as of March 1, 2013, as directed. IF NOT OTHERWISE SPECIFIED, the shares will be voted FOR each of the nominees, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee. I understand that I am to mail this confidential voting instruction card to Computershare acting as tabulation agent, or vote by Internet or telephone as described on proxy, and that my instructions must be received by Computershare no later than 11:59 p.m. Eastern Time two days prior to the annual meeting day. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the Plan document. I acknowledge receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: http://www.stewart.com/2013-annual-meeting IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — STEWART INFORMATION SERVICES CORPORATION - 401(k) Salary Deferral Plan PROXY VOTINGINSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2013 The undersigned appoints Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, as proxy with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 3, 2013, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2013.

(Continued and to be marked, dated and signed, on the other side)